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                                                                    EXHIBIT 10.3


                          MASTER DEVELOPMENT AGREEMENT

         This Master Development Agreement (the "Agreement") is between WorldTravel Partners I, L.L.C., with its principal place of business at 1055 Lenox Park Boulevard, Atlanta, Georgia 30329 ("WTP") and WorldTravel Technologies, L.L.C., with its principal place of business at 6 W. Druid Hills Drive, Atlanta, Georgia 30329 ("WTT"). WTP may require from time to time certain professional services from WTT related to software development ("Services") and this Agreement sets forth the general terms and conditions, which apply to the provision of such services. WTT agrees to provide to WTP the services described herein, or in any Delivery Order referencing this Agreement, in accordance with the terms and conditions of this Agreement. In the event of any conflict between any Delivery Order and this Agreement, the terms of this Agreement shall control.

1.       DEFINITIONS

1.1. "APPLICATION SOFTWARE" shall mean the software modules or components which perform the functions and comply with the proposal and specifications identified or set forth in the Design Specifications. Each Application Software module or component, specification and proposal included or referred to in the Design Specifications is expressly incorporated herein by reference. The Application Software shall be delivered in machine readable object code form.

1.2. "CONFIDENTIAL INFORMATION" shall mean any data or information, other than Trade Secrets, that is of value to a party to this Agreement and is not generally known outside of such party. To the extent consistent with the foregoing, Confidential Information includes, but is not limited to, information about the parties' employees, the parties' business methods, and contracts and contractual relations with the parties' vendors. Confidential Information also includes any information described in this paragraph which either party obtains from another party which the receiving party treats as proprietary or designates as confidential information, whether or not owned or developed by the receiving party.

1.3. "CUSTOM SOFTWARE" shall mean the Application Software and the Documentation.

1.4. "CUSTOMERS" shall mean an entity doing business, relating to travel services, with a given party on the date in question. For corporate entities, only those divisions or portions of a corporation doing business with such party on the date in question are considered to be included in the definition of Customer.

1.5. "DESIGN SPECIFICATIONS" shall mean, at a minimum, system flow charts, program descriptions, file layouts, database structures, report layouts and screen layouts, interface requirements and layouts, conversion requirements and layouts, refined equipment requirements, acceptance criteria and acceptance test scripts for improvements or enhancements to the Licensed Products or for new products related to the Licensed Products.

1.6. "DOCUMENTATION" shall mean all operator and user manuals, training materials, guides, listings, specifications and other materials necessary for the complete understanding and utilization of the functionality of the Application Software, including materials useful for design (e.g., logic manuals, flow diagrams and principles of operation) and machine-readable text of graphic files subject to display or print-out.

1.7. "END USER AGREEMENT" shall mean that agreement between the parties executed concurrently with this Agreement under which WTT licenses the use of certain WTT software and products to WTP.


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1.8.     "LICENSED PRODUCTS" shall mean those WTT products licensed to WTP under separate license agreements between the parties.

1.9 "NEWCO" shall mean a company organized under the laws of England and Wales, which is equally owned by Hogg Robinson, plc and WTT UK.

1.10 "OFS SERVICE BUREAU/OUTSOURCING AGREEMENT" shall mean that agreement between the parties executed concurrently with this Agreement under which WTT provides Online Fulfillment Services (OFS) to WTP.

1.11 "TTG SERVICE BUREAU AGREEMENT" shall mean that agreement between the parties executed concurrently with this Agreement under which WTT, through its Travel Technologies Group, provides certain services and data information to WTP.

1.12 "TRADE SCRETS" shall mean any information of either party , including but not limited to technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

1.13 "WTP CUSTOM SOFTWARE" shall mean all software for which WTP pays market rate for development.

1.14 "USERS" shall mean entities and individuals who use WTT products and/or service bureau offerings. Users shall not include WTP.

2.       SERVICES TO BE PROVIDED BY WTT

2.1.     SERVICES

         The parties acknowledge and agree that WTP may from time to time desire the development of Custom Software. WTP agrees that WTT shall have the right of first refusal to perform such development services for WTP on the term and conditions set forth herein. The terms and conditions of this Agreement, as applicable, shall apply to each assignment proposed by WTP, which is accepted by WTT. Each assignment will generally be in the form of a Delivery Order, in a form substantially similar to that of Exhibit A, which will describe the work to be performed, the period within which the work is to be completed and the amount or method of payment therefor. WTT is not obligated to bid on Customer-specific or non-generic products, which are not related to the service bureau or other business lines of WTT. In the event that WTT does not bid or refuses to do the development requested by WTP hereunder, WTT shall give WTP access to relevant interface definitions or source code as reasonably necessary for WTP to perform such development, subject to WTP's agreement to appropriate confidentiality provisions for such definitions and source code.

         Any newly developed WTT products or service bureau offerings shall be made available to WTP before such products or offerings are made available to other Users, unless such products were funded by a third party who paid for such development. All new products and service bureau offerings made



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available to Users will be made available to WTP pursuant to WTT's then-current rate or less, at WTT's discretion.

3.       PROJECT MANAGEMENT; DELIVERY

3.1.     DESIGNATION OF PROJECT COORDINATORS

         WTT shall designate a project manager for the work hereunder (the "WTT Project Coordinator"), who shall be assigned by WTT to supervise the work hereunder, and shall serve as WTP's point of contact for the resolution of problems. WTP shall also designate an employee who shall be assigned by WTP to coordinate WTP's involvement in the work hereunder (the "WTP Project Coordinator"), and shall serve as WTT's point of contact for the resolution of problems. Either party may change its Project Coordinator from time to time and shall immediately notify the other party of any such change. For purposes of any Delivery Order, the WTT Project Coordinator and the WTP Project Coordinator shall also coordinate the services provided by WTT under a Delivery Order, unless otherwise agreed.

3.2.     PERIODIC PROGRESS REPORTS

         WTT shall provide periodic progress reports as required in any applicable Delivery Order.

3.3.     CHANGE ORDER PROCEDURE

         All changes to the mutually agreed upon Design Specifications or to any Delivery Order must be requested in writing and require mutual agreement, in accordance with the procedure set forth in Exhibit B attached hereto and incorporated herein by reference. Evaluation and/or implementation of requested changes may or may not result in any modification to the Development Fee, Implementation Schedule (hereinafter defined) or other terms of this Agreement. WTT assumes the risk of any work performed or action taken by WTT based upon oral statements, or on documents or notations, not in accordance with the Design Specifications, this Section 3.3, any Delivery Order and Exhibit B hereto.

4.       IMPLEMENTATION AND ACCEPTANCE OF SPECIFICATIONS AND CUSTOM SOFTWARE

4.1.     IMPLEMENTATION SCHEDULE

         The Implementation Schedule, as contained in any Delivery Order, sets forth the expectations of the parties as to the timing of the various stages of any project undertaken in a Delivery Order. WTT recognizes that time and timely performance are of the essence in this Agreement. In the event any milestone set forth in the Implementation Schedule is not met due to any delay caused by WTT's acts or omissions, WTP shall not be required to remit the payment except for actual out of pocket expenses, as evidenced by appropriate written documentation, which is associated with such milestone until such milestone is met. Additionally, WTT shall use commercially reasonable efforts to ensure that such delay does not result in slippage of later milestones.



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4.2.     DESIGN SPECIFICATIONS

         On execution of a Delivery Order hereunder, WTT shall, with WTP's cooperation, gather the necessary detailed requirements and develop and deliver to WTP a set of Design Specifications meeting WTP's requirements as set out in such Delivery Order. An authorized representative of WTT shall certify to WTP in writing that the Design Specifications are fully capable of meeting WTP's requirements as contained in the Delivery Order, except as expressly agreed to otherwise in writing by WTP. If such Design Specifications are prepared by WTT at WTP's request and initiation under such a Delivery Order, the Delivery Order shall provide for WTP to pay for the preparation of such Design Specifications at cost. The Design Specifications shall be delivered to WTP on or before the specified time set forth in the Implementation Schedule. Within a mutually agreed upon date after the delivery of the Design Specifications to WTP, WTP shall notify WTT in writing of its acceptance or rejection of the Design Specifications. If the Design Specifications are rejected, WTP will specify the reasons for such rejection and WTT shall revise and re-deliver amended Design Specifications to WTP for acceptance. If WTP rejects the amended Design Specifications, WTP shall have the right to terminate that project pursuant to
Section 9.2 herein. If WTP has neither accepted nor rejected the Design Specifications within a reasonable amount of time after the delivery thereof, the Design Specifications shall be deemed to have been accepted by WTP.

4.3.     WTP  ACCEPTANCE TESTING OF CUSTOM SOFTWARE

         4.3.1    ALPHA TESTING

         After WTT has certified to WTP in writing that the Custom Software has been delivered and installed, that WTT testing of the Custom Software is completed, and that the Custom Software is fully operational, fully integrated with any and all pre-existing software or equipment in the WTP environment in which it must operate and ready for acceptance testing by WTP, WTP shall conduct WTP Alpha Tests as set forth in the Design Specifications (the "WTP Alpha Testing"). WTT personnel will be present at such WTP Alpha Testing, if requested by WTP, at cost. All WTP Alpha Testing will be conducted in accordance with the Implementation Schedule of any relevant Delivery Order.

         If the Custom Software fails to pass WTP Alpha Testing, WTP shall so notify WTT in writing specifying the nature of such failure, and WTT shall use all reasonable effort to correct such failure after which WTP shall repeat WTP Alpha Testing. In the event of termination, WTP shall pay WTT for all work performed through the date of termination, provided that such payment shall not be greater than the payment that would have been due if the work had been completed.


         4.3.2    BETA TESTING

         Upon completion of Alpha Testing, WTP shall utilize the Custom Software for an initial thirty (30) day period, as set forth in the relevant Implementation Schedule, for the processing of WTP's data in a production-like environment (the "Beta Test"). The Beta Test shall be successfully completed upon notice from WTP to WTT that WTP is satisfied, in its reasonable discretion, that for a mutually agreed upon period (i) all of the functions of the Custom Software have been provided and perform in accordance with this Agreement and the Design Specifications, and (ii) all reliability and performance standards have been met or exceeded (the "Final Custom Software Acceptance").


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         If the Custom Software fails to pass the Beta Test, WTP shall so notify
WTT in writing specifying the nature of such failure(s) in reasonable detail and WTT shall use all reasonable efforts to correct the specified failure(s) after which WTP shall commence another Beta Test. In the event of termination, WTP shall pay WTT for all work performed through the date of termination, provided that such payment shall not be greater than the payment that would have been due if the work had been completed.


5.       COMPENSATION

5.1.     INSTALLMENT PAYMENTS FOR DEVELOPMENT

         As consideration for the development of the Design Specifications and the discharge of all of WTT's obligations under this Agreement, WTP agrees to pay WTT a fee as follows (the "Development Fee"):

         (a) For developments related to the service bureau or other business lines of WTT, as requested by WTP, the Development Fee shall be WTT's actual costs of development. WTT shall share with WTP twenty percent (20%) of the profits generated by WTT in licensing such products to offset, but not to exceed, the development costs;

         (b) For development of WTP Customer-specific products or non-generic products the Development Fee shall be equal to WTT's market rates;

         (c) For developments related to MeetingsAssist, WTP shall pay one-third of the research and development costs associated with the MeetingsAssist development for the next two (2) years. By January 1, 2002, WTT shall either: i) assign all right, title and interest in and to MeetingsAssist and all developments related thereto to WTP, in which event WTP shall pay WTT market rate for any further development related to MeetingsAssist, or ii) retain title to MeetingsAssist and provide support and hosting for MeetingsAssist at cost plus twenty percent (20%), in which event WTP's obligation to pay any portion of the Meeting Assist research and development costs shall terminate.

         (d) Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Agreement, all development services provided by WTT to WTP from the Effective Date through December 31, 1999 shall be at no cost to WTP. All development from January 1, 2000 shall be paid for by WTP in accordance with (a) through (c) above.

          The Development Fee will be paid in installments in accordance with the payment schedule set forth in the Delivery Order, and each installment shall be payable upon completion of each milestone by WTT and acceptance by WTP in accordance with Section 4 hereof. The Development Fees payable hereunder shall be effective for the first five (5) years of the Agreement and shall be renegotiated by the parties prior to the end of year five (5) of the Agreement.


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5.2.     REVIEW OF FEES

         WTT will submit the charges to be invoiced for services performed and the applicable time reports or documentation required hereunder to the WTP Project Coordinator for review and approval prior to actual invoicing. The charges and/or expenses invoiced in accordance with this Article V, except for any amounts disputed by WTP, shall be payable by WTP within thirty (30) days of WTP's receipt of each invoice. Any disputed charges shall not affect payment of non-disputed charges and/or expenses, in accordance with the terms of this Agreement.

5.3.     RECORDS

         WTT shall maintain complete and accurate accounting records, in a form in accordance with generally accepted accounting principles, to substantiate WTT's charges hereunder and WTT shall retain such records for a period of three
(3) years from the date of final payment hereunder.

5.4.     AUDIT RIGHTS

         WTP shall have the right to audit or have audited the books and records of WTT relating to the amounts invoiced to WTP hereunder for the purpose of verifying the amounts due and payable hereunder, upon at least five (5) business days' notice to WTT. The cost of such audit shall normally be at WTP's expense; provided, however, that WTT will bear the cost of the audit if the audit reveals any overpayment which, in the aggregate, is greater than three percent (3%) of the amount which was actually due for the period being audited.

6.       WARRANTIES AND REPRESENTATIONS

         WTT hereby warrants and represents to WTP as follows:

6.1. The work to be performed hereunder shall be of professional quality and will conform to generally accepted standards for software in the software development field. Any services performed by WTT which are determined by WTP to be of less than professional quality or which contain errors or defects shall be corrected by WTT without charge.

6.2. The Design Specifications and Custom Software will contain only (i) original material created by WTT or (ii) material which has been properly licensed from third parties and has been used by WTT in accordance with the licenses for such materials, provided that the inclusion of all such third party materials shall have been agreed to by WTP.

6.3. Neither the Design Specifications nor WTP-Custom Software has been or will be assigned, transferred or otherwise encumbered, and neither the Design Specifications nor WTP-Custom Software nor any portion thereof, infringes any patents, copyrights, trade secrets, or other proprietary rights of any third party, and WTT has no reason to believe that any such infringement or claims thereof could be made by third parties.

6.4. WTT has obtained or will obtain all necessary rights and licenses to third party materials included in the Design Specifications and Custom Software to enable WTP to use the Design Specifications and Custom Software for the purposes allowed hereunder and has provided to WTP copies of all documents granting all such rights and licenses.


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6.5.     Unless expressly agreed otherwise by the parties and excepting those time bombs or disabling devices that will be resident in the Application Software until such time as final payment for any such Software has been received by WTT from WTP, to the best of WTT's knowledge the Application Software, upon acceptance by WTP, shall be free of any and all "time bombs," disabling mechanisms and copy protect mechanisms which may disable the Application Software or such other software, and WTT agrees to ensure against any data lost as a result of same that was present in the Application Software when accepted by WTP. In addition, WTT warrants that its quality assurance procedures include testing the Custom Software for viruses to the extent that virus testing utilities are commercially available.

6.6. The Custom Software shall function properly and in substantial conformity with any specifications contained within the applicable Delivery Order for a period of six (6) months after WTP's acceptance of such software. During such warranty period, WTT shall correct any defects identified by WTT or by WTP at no cost.

6.7. NO OTHER WARRANTY, EXPRESS OR IMPLIED, IS MADE WITH RESPECT TO THE CUSTOM SOFTWARE, OTHER SOFTWARE OR SERVICES TO BE SUPPLIED HEREUNDER, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.       CONFIDENTIALITY,  OWNERSHIP AND NON-SOLICITATION

7.1.     CONFIDENTIALITY

7.1.1. The parties acknowledge that the Design Specifications and Custom Software developed hereunder will constitute either WTT's or WTP's Trade Secrets depending on which party owns such Design Specifications and Custom Software in accordance with Paragraph 7.2 below. Additionally, the parties acknowledge that in the course of developing the Design Specifications and Custom Software each party may have access to other Trade Secrets and Confidential Information of the other party. The parties agree that they will only make their Trade Secrets and Confidential Information available to the other on an as needed basis. The receiving party agrees to make such Confidential Information and Trade Secrets available only to those employees, agents, or authorized third parties who have signed appropriate confidentiality agreements covering such Trade Secrets and Confidential Information. The parties agree that they will not discuss or otherwise make available such information to any third parties without the prior written consent of the other, and will use such information only in accordance with the provisions of this Agreement. Accordingly, the parties agree that (i) during the term of this Agreement and after the termination or expiration hereof, the parties will not, except as expressly authorized or directed by the other, use, copy, or disclose, or permit any unauthorized person access to, any Trade Secrets; and (ii) during the term hereof and for a period of two (2) years after the termination or expiration of this Agreement, the parties will not use, copy, or disclose, or permit any unauthorized person access to, any Confidential Information.

7.1.2. Except as otherwise provided in this Agreement, upon the termination or expiration of this Agreement, both parties shall deliver to each other all memoranda, notes, records, tapes, documentation, disks, manuals, files or other documents, and all copies thereof, concerning or containing Confidential Information or Trade Secrets that are in either party's possession. Further, both parties shall ensure that upon the termination or expiration of this Agreement all Trade Secrets and Confidential Information belonging to the other party are purged from the receiving party's computer memory.


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7.2.     OWNERSHIP

7.2.1. WTP agrees that any and all intellectual property which is conceived, first reduced to practice, made or developed in the course of work performed under this Agreement by WTT or by one or more of WTT's employees, consultants, representatives or agents, including, but not limited to, all software and documentation, and all copyrights subsisting therein, except as provided in Paragraph 7.2.2, are and shall remain the exclusive property of WTT, and WTP agrees to assign to WTT all rights and title to such intellectual property, provided, however, WTT hereby grants WTP a non-exclusive, perpetual, paid-up non-transferable license to such intellectual property with no right to sublicense without WTT consent. WTP shall use such intellectual property only for the purpose of providing services to its Customers. In no event shall WTP use such intellectual property for service bureau use absent a separate written agreement explicitly providing for such use. All use of the intellectual property by WTP shall be consistent with the provisions of this Agreement, and such other terms and conditions on which the parties may mutually agree, including the End User Agreement.

7.2.2. WTT agrees that any and all intellectual property which is conceived, first reduced to practice, made or developed in the course of work performed under this Agreement by WTT or by one or more of WTT's employees, consultants, representatives or agents, including, but not limited to, all software and documentation, and all copyrights subsisting therein, which is WTP Custom Software, shall be considered a "work for hire" and shall be the exclusive property of WTP. WTT agrees to assign to WTP all rights and title to such intellectual property.

7.2.3. Each party agrees that it will promptly sign all papers and do all acts which may be reasonably necessary to enable the party owning intellectual property in accordance with this Paragraph 7.2, at the owning party's expense, to file and prosecute applications for copyrights, patents, and/or trademarks for the intellectual property owned by such party hereunder.

7.3      NON-SOLICITATION

7.3.1 During the term of this Agreement and for any individual employee for six months following termination or resignation of such employee, neither party shall employ, solicit or make any offers to employ any employees of the other party used by the original employing party in the performance of the Services or additional services, without the prior written consent of the original employer. The original employer shall be entitled, in addition to any other remedies it may have at law or in equity, to a payment from the hiring party in an amount equal to one year's salary of any employee the hiring party employs, solicits or offers to employ in violation of this Section.


8.       INDEMNIFICATION

8.1.     INFRINGEMENT INDEMNITY

         WTT shall indemnify, defend and hold WTP and its officers, directors, agents and employees harmless from and against any and all liabilities, damages, losses, expenses, claims, demands, suits, fines or judgments, including reasonable attorneys' fees, and costs and expenses incidental thereto, which may be suffered by, accrued against, charged to or recoverable from WTP or any of its officers, directors, agents or employees, arising out of a claim that any Custom Software, or any portion thereof, infringes or misappropriates any United States or foreign patent, copyright, trade secret or other proprietary right.


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8.2.     GENERAL INDEMNITY BY WTT

         WTT shall indemnify, defend and hold WTP and its officers, directors, agents and employees harmless from and against any and all liabilities, damages, losses, expenses, claims, demands, suits, fines or judgments, including reasonable attorneys' fees, and costs and expenses incidental thereto, which may be suffered by, accrued against, charged to or recoverable from WTP or any of its officers, directors, agents or employees, arising out of or resulting from claims of bodily injury, loss, claim or damage or physical destruction of property and any claims of third parties arising out of the performance of this Agreement and/or any breach of this Agreement by WTT, its officers, directors, agents, employees and subcontractors.

8.3.     LITIGATION

         Promptly after receipt by WTP of a threat of any action, or a notice of the commencement or filing of any action against which WTP may be indemnified hereunder, WTP shall give notice thereof to WTT, provided that failure to give or delay in giving such notice to WTT shall not relieve WTT of any liability it may have to WTP hereunder except to the extent that WTT's defense of such action is prejudiced thereby. WTT shall have sole control of the defense and of all negotiations for settlement of such action, except that no compromise or settlement thereof may be effected or committed to by WTT without WTP's consent. WTP agrees to reasonably cooperate with WTT in the defense or settlement of any such claim. If all or any part of the Custom Software is, or in the opinion of WTT may become, the subject of any claim or suit for infringement of any intellectual property rights, WTT may, and in the event of any adjudication that the Custom Software or any part thereof does infringe, or if the use of the Custom Software or any part thereof is enjoined, WTT shall, at its expense do one of the following things: (1) procure for WTP the right to use the Custom Software or the affected part thereof; (2) replace the Custom Software or affected part with other suitable programs; or (3) modify the Custom Software or affected part to make it non-infringing.

9.       TERM AND TERMINATION

9.1.     TERM

         The term of this Agreement will begin on November 1, 1999 (the "Effective Date") and will continue until the latter of (a) the tenth anniversary of the Effective Date, (b) the date that this Agreement expires following the extension of its term (unless terminated sooner in accordance with this Agreement), or (c) the termination of any one of the End User License Agreement, the OFS Service Bureau/Outsourcing Agreement, or the TTG Service Bureau Agreement.

9.2      TERMINATION

         (A)  TERMINATION FOR BREACH

         Either party may terminate this Agreement at any time in the event of a material breach of the terms hereof by the other party if such party shall fail to cure such material breach within thirty (30) days of receipt of written notice thereof.


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         (B)  TERMINATION BY WTP

         WTP may terminate projects upon written notice to WTT in the event that: (A) WTP rejects any amended Design Specifications pursuant to
         Section 4.2 hereof or (B) the Custom Software fails to pass Acceptance Testing as more particularly described in Section 4.3 hereof.

9.3.     WTP OBLIGATIONS UPON TERMINATION

         In the event of termination of this Agreement by WTT, WTT will work together with WTP or a designated third party to identify the information, materials and resources WTP is entitled to receive and to develop an overall plan for transitioning such items to WTP in accordance with the following provisions (collectively, "Termination Assistance"). The terms of this Agreement as they relate to Termination Assistance shall remain in effect until WTP has completed its Termination Assistance. WTT will provide the Termination Assistance described below for a period of no less than ninety (90) days and no more than six (6) months per WTP's written request, except as provided in this Section. WTT's obligation to provide Termination Assistance will be conditioned upon WTP paying to WTT all outstanding invoices prior to the commencement of any Termination Assistance and will be conditioned upon WTP continuing to pay when due any and all fees due hereunder during the Termination Assistance period. WTP shall pay WTT's standard hourly rates and reasonable expenses for any Termination Assistance provided by WTT. This fee is in addition to any other payments required under this Agreement. Notwithstanding the termination or expiration of this Agreement, the terms and conditions of this Agreement will apply to all services provided by WTT during such period. If WTP requests Termination Assistance beyond the available capacity of the WTT on-site staff, such request will be treated as a request for additional services and WTT will pay the agreed upon charge for such additional services. The provisions of this Section will survive the expiration or termination of this Agreement for any reason.

         WTP and WTT will jointly develop a plan (the "Transition Plan") to effect the orderly transition and migration to WTP or a designated third party from WTT of all services then being performed or managed by WTT under this Agreement (the "Termination Transition"). The Transition Plan will indicate the schedule on which WTT will turn over responsibility for each service to WTP. The Transition Plan will set forth the tasks to be performed by WTP and WTT, the time for completing such tasks and the criteria for declaring the transition "completed". The parties and their employees and agents will cooperate in good faith to execute the plan and each party agrees to perform those tasks assigned to it in the Transition Plan. WTT will direct the execution of the Transition Plan. The Transition Plan will include the following tasks and such other tasks as may be agreed upon by WTP and WTT:

                  (i) Providing WTP access to necessary data files and programs, certain non-proprietary operational procedures and data and documentation in WTT's possession related to the Services.

                  (ii) Returning all WTP confidential and proprietary information in WTT's possession, except for one copy which WTT may retain, subject to its confidentiality obligations, for internal recordkeeping purposes and for compliance with applicable professional standards.

                  (iii) Returning all WTP software to WTP with data and documentation. WTT will deliver to WTP all WTP data in a format applicable for use by WTP and will



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                           seek to minimize the amount of manual data entry or
                           re-keying necessary in connection with the transfer of such data to WTP.

9.4.     OBLIGATION TO MINIMIZE DAMAGES.

         Both parties shall have an obligation to take such steps as may be reasonably necessary to minimize damages to the parties on termination, including, but not limited to, minimizing all contractual obligations that but for the existence of this Agreement, neither party would have entered into.

10.      DESIGNEES.

10.1. JOC PROCEDURES. The following representatives will comprise a joint oversight committee (the "JOC") which will meet at least quarterly. The functions of such committee, among other things, will be to provide input on design direction and development, product direction, review and analyze changes in the market, prioritize resources to effectuate performance of the parties obligations hereunder, and review and analyze the performance of the parties in accordance with the applicable statements of work and milestones.

                WTT Designee:       Steve Reynolds

                WTP Designee:       Brenda Catanesi

                Newco Designee:
                                    -----------------------------

If a JOC Member resigns or leaves its employer, the party with a vacancy will promptly appoint a replacement.

10.2. MANAGEMENT REPRESENTATIVES. Each party hereby appoints the following individual as its Management Representative for purposes of this Agreement:

                  WTT:              President or CEO

                  WTP:              W. Thomas Barahm

If a Management Representative resigns or leaves its employer, the party with a vacancy will promptly appoint a replacement.

11.      DISPUTE RESOLUTION.

11.1. INITIAL PROCEDURES. The parties shall make all reasonable efforts to resolve all disputes without resorting to litigation. If a dispute arises between the parties, the JOC Representatives will attempt to reach an amicable resolution. If either JOC Representative determines that an amicable resolution cannot be reached, such JOC Representative shall submit such dispute in writing to the Management Representatives, who shall use their best efforts to resolve it or to negotiate an appropriate modification or amendment.

11.2. ESCALATION. Except as otherwise provided in the termination provisions hereof, neither party shall be permitted to exercise any other remedies until the later of (i) the date that either Management Representative concludes in good faith that an amicable resolution of the dispute through continued negotiation is unlikely, or (ii) sixty (60) days following the date that both parties have notified a Management Representative pursuant to Section 11.1. If either party fails to designate a Management Representative at its own initiative, it shall do so within three business days of a request from the other party to do so.

11.3. ARBITRATION. If the parties are unable to reach a resolution of any matter within the negotiation procedures outlined herein, the parties may submit such matter to arbitration under the rules of the American Arbitration Association. If the parties resort to arbitration, no arbitrator shall be entitled to award punitive damages.


12.      GENERAL TERMS

12.1. GOVERNING LAW - This Agreement shall be governed by and construed according to the laws of the State of Georgia of the United States of America, without regard to its choice of laws provisions.

12.2. NOTICES - All notices required to be sent under this Agreement, including notices of address change, shall be sent by registered or certified mail, return receipt requested, by nationally recognized overnight delivery service or courier, or by facsimile. Notice so sent shall be deemed to have been given when mailed or transmitted to the following addresses:

                  if to WTP :       Timothy J. Severt
                                    WorldTravel Partners I, L.L.C.
                                    1055 Lenox Park Boulevard
                                    Atlanta, GA  30319



                  if to WTT:        Ralph Manaker
                                    General Counsel
                                    WorldTravel Technologies, L.L.C.
                                    6 W. Druid Hills Drive
                                    Atlanta, GA  30329

12.3. SEVERABILITY - In the event that any one or more of the provisions of this Agreement is determined by a court of competent jurisdiction to be invalid, unenforceable or illegal, such invalidity, unenforceability or illegality shall not affect any other provisions of this Agreement and the Agreement shall be construed as if the challenged provision had never been contained herein. The parties further agree that in the event such provision is an essential part of this Agreement, they will immediately begin negotiations for a suitable replacement provision.

12.4. NO WAIVER - The failure of either party at any time to require performance by the other party of any provision of this Agreement shall in no way affect that party's right to enforce such provisions, nor shall the waiver by either party of any breach of any provision of this Agreement be taken or held to be a waiver of any further breach of the same provision.

12.5. ASSIGNMENT - It is understood and agreed by the parties that the services of WTT are unique and personal in nature and WTT shall not assign its required performance to any other individual, firm or entity without the express written consent of WTP, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, WTT may assign its required performance to Newco or a WTT subsidiary or affilite without such written consent.

12.6. SURVIVAL - The provisions of Sections 5.3 and 5.4 and Sections 6, 7, 8, 9, 11 and 12 of this Agreement shall survive the expiration or other termination of this Agreement.

12.7. TIME OF THE ESSENCE - Time shall be of the essence with respect to the duties, obligations and performance of the parties under this Agreement.

12.8. REMEDIES - The rights and remedies of the parties set forth in this Agreement are not exclusive and are in addition to any other rights and remedies available to it at law or in equity.

12.9. MULTIPLE COUNTERPARTS - This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the parties.

12.10. RELATIONSHIP BETWEEN THE PARTIES - The relationship of WTT to WTP is that of an independent contractor. Under no circumstances shall any employees of one party be deemed to be the employees of the other for any purpose. Each party shall pay all compensation and benefits due its respective employees relative to this Agreement and shall be responsible for all obligations respecting them relating to income tax withholdings, unemployment insurance premiums, pension plan contributions, and other similar responsibilities. Nothing contained herein shall be construed as implying a joint venture or partnership or franchise relationship between the parties hereto. Neither party has the right or authority to assume or to create any obligation or responsibility on behalf of the other party, except as may from time to time be provided by written instrument signed by both parties.

12.11. FORCE MAJEURE - No delay or default in performance of any obligation by either party, excepting all obligations to make payments hereunder, shall constitute a breach of this Agreement to the extent caused by force majeure.

12.12. TAXES - In addition to the other charges payable under this Agreement, WTT shall be solely responsible for the payment of any taxes and duties based upon the facilities, assets, and Services, any additional services and/or products provided by WTT, exclusive of any taxes based upon WTT's income. Both parties agree to take all reasonable steps to minimize all taxes, which might be assessed on either party based on the parties' performance hereunder.

12.13. ENTIRE AGREEMENT - This Agreement, together with any Delivery Order executed by the parties, constitutes the complete understanding between the parties with regard to the subject matter herein and supersedes all previous and contemporaneous agreements and representations, whether written or oral. This Agreement may not be modified, supplemented, or amended except in a writing signed by an authorized representative of each party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.

WORLDTRAVEL TECHNOLOGIES, L.L.C.             WORLDTRAVEL PARTNERS I, L.P.

By:  /S/ Ralph Manaker                       By: /S/ Danny Hood
   -----------------------------                 --------------------------
         Ralph Manaker                             Danny Hood
         President                                 President




ATTACHMENTS TO THIS AGREEMENT:


Exhibit A - Delivery Order Form
Exhibit B - Change Order Procedure

                                   EXHIBIT A

                            DELIVERY ORDER #_________
                      TO LICENSE AND DEVELOPMENT AGREEMENT
                    BETWEEN WORLDTRAVEL TECHNOLOGIES, L.L.C.
                       AND WORLDTRAVEL PARTNERS I, L.L.C.


I.       STATEMENT OF WORK




II.      DELIVERABLES



III.     IMPLEMENTATION SCHEDULE AND PAYMENT




IV.      PERSONNEL









IN WITNESS WHEREOF, the parties hereto have caused this Delivery Order to be executed and delivered by their duly authorized representatives, as of the date first written above, and such Delivery Order is hereby incorporated into the above-referenced Agreement.

WORLDTRAVEL TECHNOLOGIES, L.L.C.           WORLDTRAVEL PARTNERS I, L.L.C.

By:                                        By:
   -----------------------------              ---------------------------
   Authorized Signature                       Authorized Signature

Name:                                      Name:
     ---------------------------                 ------------------------

Title:                                     Title:
     ---------------------------                 ------------------------

                                    EXHIBIT B

                             CHANGE ORDER PROCEDURE

Step 1.  Change Identification

WTP will identify the need for a change in the Design Specifications. This request shall be in writing, authorized by the WTP Project Coordinator, and submitted to the WTT Project Coordinator.

Step 2.  Analysis

The WTT Project Coordinator will handle all initial requests submitted by WTP, and will assign the appropriate level of technical support personnel to review each such request. WTT personnel will review each request and produce a proposal with initial designs addressing the parameters specified by WTP. The proposal will also address the effect, if any, of the change on the Implementation Schedule and/or other terms and conditions of the Software Development Agreement. The WTT Project Coordinator will submit the proposal to WTP for its review and approval.

Step 3.  Analysis Review.

WTP will review WTT 's proposal and will authorize WTT in writing to perform one of the following actions:

         A. cancel initial request (no charges incurred, no change to the Design Specifications)

         B. perform change at rates and upon terms specified in the proposal submitted by WTT pursuant to Step 2 above

         C. enter negotiations as to rates and/or terms which will apply to the change

Step 4.  Implementation

WTT will respond to the corresponding WTP authorization (as set forth in Step 3 above) as follows:

         A.       cancel all efforts

         B.       begin implementation of change

         C. negotiate rates quoted and/or terms and conditions specified in the proposal submitted by WTT pursuant to Step 2 (results of negotiation to be reflected in a revised proposal by WTT pursuant to Step 2)

Step 5.  Delivery/Acceptance

If the proposed change does not provide for an acceptance procedure, then upon completion of any change undertaken by WTT pursuant to Step 4, item B above, WTT will deliver the completed products to WTP for its review and acceptance in accordance with WTT's proposal. WTP will notify WTT in writing if the products delivered do not meet the specifications contained within WTT's proposal in accordance with the terms and conditions of this Agreement and/or the amendment pertaining to the change.